UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 21, 2014

Cinemark Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33401	20-5490327
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 Dallas Parkway, Suite 500, Plano, Texas 75093

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 972.665.1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Effective January 21, 2014 (the “Effective Date”), Cinemark Holdings, Inc. (the “Company”) entered into the Second Amended and Restated Employment Agreement (the “Warner Employment Agreement”) with Tim Warner, amending the Amended and Restated Employment Agreement between the Company and Mr. Warner dated March 30, 2012.

Effective January 21, 2014, the Company also entered into the Amended and Restated Employment Agreement (the “Copple Employment Agreement”) with Robert Copple, amending the employment agreement between the Company and Mr. Copple dated June 16, 2008.

Summaries of the material amended terms of the Warner Employment Agreement and the Copple Employment Agreement are included below under Item 5.02 and are incorporated by reference into this Item 1.01.

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Material amended terms of the Warner Employment Agreement are as follows:

Position.  Mr. Warner will continue to serve as the Company’s Chief Executive Officer.

Term.  The term of Mr. Warner’s employment with the Company shall continue until April 1, 2016.

Salary and Bonus.  Mr. Warner’s base salary was increased to $800,000 per year, effective January 21, 2014.  In addition to his base salary, Mr. Warner will continue to be entitled to participate in the Cinemark Holdings, Inc. Performance Bonus Plan (the “Bonus Plan”), provided, however, that Mr. Warner’s target bonus shall not be less than 100% and his maximum target bonus shall not be less than 150% of his base salary.

Long-Term Incentive Awards.  Mr. Warner will continue to be eligible to participate in and receive grants of equity incentive awards under the Company’s Amended and Restated 2006 Long Term Incentive Plan (the “Incentive Plan”), provided, however, that such equity incentive awards shall be at least 200% of Mr. Warner’s base salary.

Material amended terms of the Copple Employment Agreement are as follows:

Position.  As of the Effective Date, Mr. Copple will serve as the Company’s President and Chief Operating Officer. He will also continue to serve as the Chief Financial Officer until a new Chief Financial Officer is hired by the Company.

Term: The term of Mr. Copple’s employment with the Company shall continue for a period of three (3) years from the Effective Date (the “Term”); provided, however, that on the second anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, the Term shall be automatically extended for an additional one-year period unless Mr. Copple’s employment with the Company is terminated.

Salary and Bonus.  Mr. Copple’s base salary was increased to $600,000 per year, effective January 21, 2014.  In addition to his base salary, Mr. Copple will continue to be entitled to participate in the Bonus Plan, provided, however, that Mr. Copple’s target bonus shall not be less than 100% and his maximum target bonus shall not be less than 150% of his base salary.

Long-Term Incentive Awards.  Mr. Copple will continue to be eligible to participate in and receive grants of equity incentive awards under the Incentive Plan, provided, however, that such equity incentive awards shall be at least 150% of Mr. Copple’s base salary.

Definition of ‘Good Reason’: “Good Reason” shall mean and shall be deemed to exist if, without the prior written consent of Mr. Copple, (a) Mr. Copple suffers a significant reduction in duties, responsibilities inconsistent in any material respect therewith (other than in connection with a termination for Cause); provided, however, the hiring, retention and election of a Chief Financial Officer shall not constitute a significant reduction in duties, responsibilities or effective authority for purposes of this definition; (b) the Company fails to pay Mr. Copple any amounts or provide any benefits required to by paid or provided under the Copple Employment Agreement or is otherwise in material breach of the Copple Employment Agreement; (c) subject to clause (a) above, the Company adversely changes Mr. Copple’s titles or reporting requirements; (d) Mr. Copple’s compensation opportunity (other than base salary) or benefits provided for under the Copple Employment Agreement are materially decreased; (e) the Company transfers Mr. Copple’s primary workplace from the Company’s headquarters in Dallas/Plano, Texas area; or (f) the Chief Executive Officer as of the date of the Copple Employment Agreement either resigns, retires, is terminated, dies or becomes disabled and Mr. Copple is not named as the Chief Executive Officer of the Company within thirty (30) days of the occurrence of such event or the Company elects or appoints a new Chief Executive Officer during the Term other than Mr. Copple, subject to Mr. Copple providing such notice of termination within one (1) year of the date of the appointment of a Chief Executive Officer.

Item 7.01.                Regulation FD Disclosure.

A copy of the Company’s press release announcing the continuation of Mr. Warner as the Chief Executive Officer and the appointment of Mr. Copple as the President and Chief Operating Officer of the Company is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.                Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release dated January 21, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINEMARK HOLDINGS, INC.

	By:	/s/ Michael D. Cavalier
		Name:	Michael D. Cavalier
		Title:	Senior Vice President - General Counsel

Date: January 23, 2014